The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Securities until the pricing supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Securities and we are not soliciting offers to buy these Securities in any state where the offer or sale is not permitted.

Subject to Completion PRELIMINARY PRICING SUPPLEMENT Dated April 15, 2025 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-283672 (To Prospectus dated February 6, 2025)

UBS AG $• Buffer GEARS
Linked to an Equally Weighted Basket of 4 Currencies Relative to the U.S. Dollar due on or about April 30, 2026

Investment Description

UBS AG Buffer GEARS (the “Securities”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to an equally weighted basket (the “underlying basket”) consisting of the Australian dollar (AUD), the British pound sterling (GBP), the Japanese yen (JPY) and the Swiss franc (CHF) (each, a “basket currency”, together the “basket currencies”), each relative to the U.S. dollar, as specified further herein under “Underlying Basket”. The Securities are designed for investors who seek exposure to appreciation of the basket currencies relative to the U.S. dollar from the trade date to the final valuation date. The amount you receive at maturity will be based on the direction and percentage change in the level of the underlying basket from the initial basket level to the final basket level (the “basket return”) and whether the closing level of the underlying basket on the final valuation date (the “final basket level”) is less than the downside threshold. If the basket return is positive (meaning that the basket currencies as a whole have appreciated relative to the U.S. dollar), at maturity, UBS will pay you a cash payment per Security equal to the principal amount plus a percentage return equal to the basket return multiplied by the upside gearing. The basket return is determined based on the sum of each basket currency’s basket currency return, which has an effective cap of 100.00%; therefore, when multiplied by the upside gearing, the Securities are subject to an embedded maximum payment at maturity per Security. See “Basket Currency Return” on page 2 herein. If the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, at maturity UBS will pay you a cash payment per Security equal to the principal amount. If, however, the basket return is negative (meaning that the basket currencies as a whole have depreciated relative to the U.S. dollar) and the final basket level is less than the downside threshold, at maturity, UBS will pay you a cash payment per Security that is less than the principal amount, resulting in a percentage loss on your initial investment equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment, subject to a minimum payment at maturity of $50.00. Any payment on the Securities is subject to the creditworthiness of UBS. Investing in the Securities involves significant risks. The Securities do not pay interest and your potential return on the Securities is limited by an embedded maximum payment at maturity per Security. You may lose some or almost all of your initial investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Securities and you could lose all of your initial investment.

Features

❑

Enhanced Exposure to Positive Basket Return up to an Embedded Maximum Payment at Maturity – At maturity, the Securities provide exposure to any positive basket return multiplied by the upside gearing. The basket return will be positive when the basket currencies as a whole have appreciated relative to the U.S. dollar. As further specified on page 2 herein, the basket return is determined based on the sum of each basket currency’s basket currency returns, which have an effective cap of 100.00%; therefore, when multiplied by the upside gearing, the Securities are subject to an embedded maximum payment at maturity per Security.

❑

Contingent Repayment of Principal at Maturity with Buffered Downside Market Exposure – If the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, at maturity, UBS will pay you a cash payment per Security equal to the principal amount. If, however, the basket return is negative (meaning that the basket currencies as a whole have depreciated relative to the U.S. dollar) and the final basket level is less than the downside threshold, at maturity, UBS will pay you a cash payment per Security that is less than the principal amount, resulting in a percentage loss on your initial investment equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment, subject to a minimum payment at maturity of $50.00. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	April 22, 2025
Settlement Date**	April 25, 2025
Final Valuation Date	April 27, 2026
Maturity Date	April 30, 2026
*	Expected. See page 2 for additional details.
**

We expect to deliver the Securities against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities in the secondary market on any date prior to one business day before delivery of the Securities will be required, by virtue of the fact that each Security initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Securities at maturity, and the Securities may have downside market risk similar to that of an investment in the underlying basket, subject to the buffer. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 5. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose some or almost all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

The payment at maturity of the Securities is subject to, and will not exceed an embedded maximum payment at maturity per Security. Information about the underlying basket and the basket currencies is specified under “Underlying Basket” herein and described in more detail under “Information About the Underlying Basket and the Basket Currencies” herein. The final terms of the Securities will be set on the trade date.

Underlying Basket	Basket Weighting	Upside Gearing	Maximum Payment at Maturity per Security	Initial Basket Level	Downside Threshold	Buffer	CUSIP	ISIN
An Equally Weighted Basket of 4 Currencies Relative to the U.S. Dollar (see page 3 for further details)	Equally Weighted (see page 3 for further details)	1.10 - 1.15	$2,100.00 - $2,150.00	To be set to 100.00 on the trade date	To be set to 95.00 on the trade date, which is 95.00% of the Initial Basket Level	5.00%	90308VSX0	US90308VSX00

The estimated initial value of the Securities as of the trade date is expected to be between $952.60 and $982.60. The range of the estimated initial value of the Securities was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 6 herein.

See “Additional Information About UBS and the Securities” on page ii. The Securities will have the terms set forth in the accompanying prospectus dated February 6, 2025 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this document or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to an Equally Weighted Basket of 4 Currencies Relative to the U.S. Dollar	$•	$1,000.00	$•	$10.00	$•	$990.00

UBS Financial Services Inc.	UBS Investment Bank

Additional Information About UBS and the Securities

UBS has filed a registration statement (including a prospectus for the Securities), with the Securities and Exchange Commission (the “SEC”), for the Securities to which this document relates. You should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

	Prospectus dated February 6, 2025: http://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to “Securities” refer to the Buffer GEARS that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated February 6, 2025.

This document, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors with respect to an investment in the Securities.

If there is any inconsistency between the terms of the Securities described in the accompanying prospectus and this document, this document will govern.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of some or almost all of your initial investment.

♦You can tolerate a loss of some or almost all of your initial investment and are willing to make an investment that may have downside market risk similar to that of an investment in the depreciation of the underlying basket and the basket currencies, subject to the buffer.

♦You believe that the basket currencies will appreciate relative to the U.S. dollar over the term of the Securities and you understand and accept that the Securities are subject to an embedded maximum payment at maturity per Security.

♦You are willing to invest in the Securities if the upside gearing was set equal to the bottom of the range indicated on the cover hereof (the actual upside gearing will be set on the trade date).

♦You are willing to invest in the Securities based on the downside threshold (and corresponding buffer) specified on the cover hereof.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level(s) of the underlying basket and basket currencies.

♦You do not seek current income from your investment.

♦You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦You understand and are willing to accept the risks associated with the underlying basket and the basket currencies.

♦You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of some or almost all of your initial investment.

♦You cannot tolerate a loss of some or almost all of your initial investment or are unwilling to make an investment that may have downside market risk similar to that of an investment in the depreciation of the underlying basket or the basket currencies, subject to the buffer.

♦You believe that the basket currencies will depreciate relative to the U.S. dollar over the term of the Securities or you do not understand or are unwilling to accept that the Securities are subject to an embedded maximum payment at maturity per Security.

♦You are unwilling to invest in the Securities if the upside gearing was set equal to the bottom of the range indicated on the cover hereof (the actual upside gearing will be set on the trade date).

♦You are unwilling to invest in the Securities based on the downside threshold (and corresponding buffer) specified on the cover hereof.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level(s) of the underlying basket or basket currencies.

♦You seek current income from your investment.

♦You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦You do not understand or are not willing to accept the risks associated with the underlying basket or the basket currencies.

♦You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Securities in light of your particular circumstances. You should review “Information About the Underlying Basket and the Basket Currencies” herein for more information on the underlying basket and the basket currencies. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Securities.

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Security
Term

Approximately 12 months. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.

Upside Gearing	1.10 - 1.15. The actual upside gearing will be determined on the trade date.
Buffer	5.00%
Payment at Maturity (per Security)	If the basket return is positive (meaning that the basket currencies as a whole have appreciated relative to the U.S. dollar), UBS will pay you a cash payment equal to:

$1,000 × (1 + Basket Return × Upside Gearing)

Because of the effective cap on the basket currency returns of 100.00% and the upside gearing, the Securities are subject to an embedded maximum payment at maturity per Security.

If the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, UBS will pay you a cash payment equal to: $1,000

If the basket return is negative (meaning that the basket currencies as a whole have depreciated relative to the U.S. dollar) and the final basket level is less than the downside threshold, UBS will pay you a cash payment that is less than the principal amount equal to:

$1,000 × [1 + (Basket Return + Buffer)]

In this scenario, you will suffer a percentage loss on your initial investment equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment, subject to a minimum payment at maturity of $50.00. Any payment on the Securities is subject to the creditworthiness of UBS.

Basket Return	The quotient, expressed as a percentage, of the following formula: Final Basket Level – Initial Basket Level Initial Basket Level
Maximum Payment at Maturity per Security	$2,100.00 - $2,150.00 (to be determined on the trade date based on the actual upside gearing)
Initial Basket Level	To be set to 100.00 on the trade date.
Final Basket Level	The basket closing level on the final valuation date.
Downside Threshold	A specified level of the underlying basket that is less than the initial basket level, equal to a percentage of the initial basket level, as specified on the cover hereof.
Basket Closing Level	The basket closing level will be calculated as follows: 100 × [1 + (the sum of each basket currency return multiplied by its basket weighting)]

Basket Currency Return

With respect to each basket currency, the quotient, expressed as a percentage, of the following formula:

Initial Spot Rate – Final Spot Rate
Initial Spot Rate

The basket currency return of a basket currency increases as such basket currency appreciates relative to the U.S. dollar and decreases as such basket currency depreciates relative to the U.S. dollar.

As compared to a “conversion return” as described under “Hypothetical Examples and Return Table of the Securities at Maturity — How the Basket Currency Return Formulas Work” herein, the basket currency return formula has the effect of diminishing any appreciation of a basket currency and magnifies any depreciation of a basket currency relative to the U.S. dollar. This formula also effectively limits the positive contribution of each basket currency return to 100.00% but does not limit the negative contribution of any basket currency return. Consequently, any appreciation of one or more other basket currencies relative to the U.S. dollar may be moderated, wholly offset or reversed by a severe depreciation of another basket currency relative to the U.S. dollar such that you will lose some or almost all of your initial investment in the Securities.

See “Key Risks — The method of calculating the basket currency return will diminish any appreciation of the basket currencies and magnify any depreciation of the basket currencies relative to the U.S. dollar and effectively limits the positive contribution of each basket currency to 100.00%” and “Hypothetical Examples and Return Table of the Securities at Maturity — How the Basket Currency Return Formulas Work” herein.

Spot Rate

With respect to each basket currency, the spot rate on any relevant day is expressed as a number of such basket currency per one U.S. dollar as reported by Bloomberg Professional® service (“Bloomberg”) on the page set forth under “Underlying Basket” below (or any successor page) at approximately 10:00 a.m., New York City time, on that day.

The spot rate of a basket currency decreases as such basket currency appreciates relative to the U.S. dollar and increases as such basket currency depreciates relative to the U.S. dollar. See “— Basket Currency Return” below.

Initial Spot Rate(1)	With respect to each basket currency, the spot rate for such basket currency on the trade date, as indicated under “Underlying Basket — Initial Spot Rate” herein.
Final Spot Rate(1)	With respect to each basket currency, the spot rate for such basket currency on final valuation date.
Trade Date

As specified on the cover hereof, subject to postponement for certain market disruption events and as described under “Additional Information About the Securities — Market Disruption Events herein. If such day is not a currency business day then such day will be the following currency business day.

Settlement Date

As specified on the cover hereof, subject to postponement for certain market disruption events and as described under “Additional Information About the Securities — Market Disruption Events herein. If such day is not a business day then such day will be the following business day.

Final Valuation Date

As specified on the cover hereof, subject to postponement for certain market disruption events and as described under “Additional Information About the Securities — Market Disruption Events herein. If such day is not a currency business day then such day will be the following currency business day.

Maturity Date

As specified on the cover hereof, subject to postponement for certain market disruption events and as described under “Additional Information About the Securities — Market Disruption Events herein. If such day is not a business day, such day will be the following business day. If such day is not a business day then such day will be the following business day.

(1) As determined by the calculation agent and as may be adjusted in the case of certain adjustment events as described under “Additional Terms of the Securities — Market Disruption Events” herein.

Underlying Basket

The following table lists the basket currencies and their corresponding Bloomberg page, basket weightings and initial spot rates.

Basket Currency	Bloomberg Page	Basket Weighting	Initial Spot Rate(1)
Australian dollar (AUD)	BFIX (USDAUD)	1/4	[•]
British pound sterling (GBP)	BFIX (USDGBP)	1/4	[•]
Japanese yen (JPY)	BFIX (USDJPY)	1/4	[•]
Swiss franc (CHF)	BFIX (USDCHF)	1/4	[•]

(1) With respect to each basket currency, the spot rate for such basket currency on the trade date, expressed as a number of such basket currency per one U.S. dollar, as determined by the calculation agent and as may be adjusted in the case of certain adjustment events as described under “Additional Terms of the Securities — Market Disruption Event” herein. See also “Spot Rate” on page 2 herein.

Investment Timeline

Trade Date	The initial spot rate of each basket currency is observed, and the initial basket level and the final terms of the Securities are set.

Maturity Date

The final spot rate for each basket currency is observed on the final valuation date and each basket currency return and the basket return are calculated.

If the basket return is positive (meaning that the basket currencies as a whole have appreciated relative to the U.S. dollar), UBS will pay you a cash payment per Security equal to:

$1,000 × (1 + Basket Return × Upside Gearing)

Because of the effective cap on the basket currency returns of 100.00% and the upside gearing, the Securities are subject to an embedded maximum payment at maturity per Security.

If the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, UBS will pay you a cash payment per Security equal to:

$1,000

If the basket return is negative and the final basket level is less than the downside threshold (meaning that the basket currencies as a whole have depreciated relative to the U.S. dollar), UBS will pay you a cash payment per Security that is less than the principal amount equal to:

$1,000 × [1 + Basket Return + Buffer)]

In this scenario, you will suffer a percentage loss on your initial investment equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment, subject to a minimum payment at maturity of $50.00. Any payment on the Securities is subject to the creditworthiness of UBS.

Investing in the Securities involves significant risks. You may lose some or almost all of your initial investment. Specifically, if the final basket level is less than the downside threshold, you will lose a percentage of your principal amount equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to a hypothetical investment in the underlying basket or in any of the basket currencies. Some of the key risks that apply to the Securities are summarized below. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities.

Risks Relating to Return Characteristics

♦Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities. If the basket return is negative (meaning that the basket currencies as a whole have depreciated relative to the U.S. dollar) and the final basket level is less than the downside threshold, you will lose a percentage of your principal amount equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment.

♦The contingent repayment of principal applies only if you hold your Securities to maturity — You should be willing to hold your Securities to maturity. The stated payout by the issuer is available only if you hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying basket at such time is equal to or greater than the downside threshold.

♦The upside gearing applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the upside gearing and the percentage return you realize may be less than the then-current basket return multiplied by the upside gearing, even if such return is positive. You can receive the full benefit of the upside gearing only if you hold your Securities to maturity.

♦Your potential return on the Securities is limited by an embedded maximum payment at maturity per Security — Because of the effective cap on the basket currency returns of 100.00% and the upside gearing, the Securities are subject to an embedded maximum payment at maturity per Security. Therefore, your return on the Securities may be less than it would be in a hypothetical direct investment in the basket currencies.

♦The method of calculating the basket currency return will diminish any appreciation of the basket currencies and magnify any depreciation of the basket currencies relative to the U.S. dollar and effectively limits the positive contribution of each basket currency return to 100.00% but does not limit the negative contribution of any basket currency return — Each basket currency return reflects the return of a basket currency relative to the U.S. dollar from the initial spot rate to the final spot rate, calculated using the formula set forth under “Basket Currency Return” on page 2 herein. While each basket currency return for purposes of the Securities is determined using such formula, there are other reasonable ways to determine the return of a basket currency relative to the U.S. dollar that would provide different results. For example, another way to calculate the return of a basket currency relative to the U.S. dollar would be to calculate the return that would be achieved by converting U.S. dollars into that basket currency at the initial spot rate on the trade date and then, on the final valuation date, converting back into U.S. dollars at the final spot rate. In this document, we refer to the return of a basket currency relative to the U.S. dollar calculated using that method, which is not used for purposes of the Securities, as a “conversion return.”

Under the basket currency return formula, any appreciation of a basket currency relative to the U.S. dollar will be diminished, as compared to a conversion return, while any depreciation of a basket currency relative to the U.S. dollar will be magnified, as compared to a conversion return. The diminishing effect on any appreciation of a basket currency relative to the U.S. dollar, which we refer to as an embedded variable decelerating upside leverage, increases as the basket currency return increases. The magnifying effect on any depreciation of a basket currency relative to the U.S. dollar, which we refer to as an embedded variable downside leverage, increases as the basket currency return decreases. Accordingly, your payment at maturity may be less than if you had invested in similar securities that reflected conversion returns. Further, the basket currency return formula effectively limits the positive contribution of each basket currency return to 100.00% but does not limit the negative contribution of any basket currency return. Consequently, any appreciation of one or more other basket currencies relative to the U.S. dollar may be moderated, wholly offset or reversed by a severe depreciation of another basket currency relative to the U.S. dollar such that you will lose some or almost all of your initial investment in the Securities. See also “Hypothetical Examples and Return Table of the Securities at Maturity — How the Basket Currency Return Formulas Work” herein.

♦No interest payments — UBS will not pay any interest with respect to the Securities.

♦Greater expected volatility generally indicates an increased risk of loss at maturity — “Volatility” refers to the frequency and magnitude of changes in the spot rate of the basket currencies and, therefore, the underlying basket. The greater the expected volatility of the spot rate of the basket currencies as of the trade date, the greater the expectation is as of that date that the final basket level could be less than the downside threshold and, as a consequence, indicates an increased risk of loss. However, the underlying basket's volatility can change significantly over the term of the Securities, and a relatively lower downside threshold may not necessarily indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the underlying basket and the potential to lose some or almost all of your initial investment.

♦Owning the Securities is not the same as owning the basket currencies — The return on your Securities may not reflect the return you would realize if you invested directly in the basket currencies. For instance, the payment at maturity of the Securities is limited by an embedded maximum payment at maturity per Security. Further, the return on such a direct investment in the basket currencies depend primarily upon the relative appreciation or depreciation of the basket currencies during the term of the Securities, and not on whether (i) the final basket level is equal to or greater less than the initial basket level or (ii) the final basket level is greater than the downside threshold. Furthermore, the method of calculating the basket currency return may result in a lesser return than that of a direct investment, as discussed further under “— The method of calculating the basket currency return will diminish any appreciation of the basket currencies and magnify any depreciation of the basket currencies relative to the U.S. dollar and effectively limits the positive contribution of each basket currency to 100.00%” herein.

Risks Relating to Characteristics of the Underlying Basket and Basket Currencies

♦Market risk — The return on the Securities, which may be negative, is directly linked to the performance of the underlying basket (and, therefore, the weighted performance of the basket currencies) and will depend on whether, and the extent to which, the basket return is positive or negative. The spot rates of the basket currencies is the result of the supply of, and the demand for, those currencies. Changes in the spot rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the relevant country and the United States, including economic and political developments in other countries. Of particular importance to foreign exchange risks are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the relevant country and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance. You, as an investor in the Securities, should make your own investigation into the basket currencies and their spot rates and the merits of an investment linked to them.

♦Governmental intervention could materially and adversely affect the value of the Securities — Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government or left to float freely. Governments, including those of the relevant non-U.S. country and the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. In addition, other governmental actions, such as sanctions, against the government issuing the applicable basket currency could adversely affect the value of such basket currency relative to the U.S. dollar. Thus, actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders may negatively affect the value of the applicable basket currency and, therefore, the market value of, and return on, the Securities.

♦Suspension or disruptions of market trading in a basket currency may adversely affect the value of the Securities — The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect the exchange rate between the applicable basket currency and the U.S. dollar, including by significantly widening the bid/offer spread, and therefore, the return on the Securities and the value of the Securities in the secondary market.

♦Even though the basket currencies and the U.S. dollar trade around-the-clock, the Securities will not — Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the Securities, if any, will not conform to the hours during which the basket currencies and the U.S. dollar are traded. Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Securities. Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

♦Currency exchange risks can be expected to heighten in periods of financial turmoil — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the governments of the basket currencies and the United States and the governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the basket currencies relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates.

♦Correlation (or lack of correlation) among the basket currencies may adversely affect your return on the Securities — “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the levels of the basket currencies may not correlate with each other. At a time when a basket currency appreciates relative to the U.S. dollar, another basket currency may not appreciate as much or may even depreciate relative to the U.S. dollar. Therefore, in calculating the underlying basket’s performance on the final valuation date, an appreciation of one basket currency relative to the U.S. dollar may be moderated, wholly offset or reversed by a lesser appreciation or by a depreciation of another basket currency relative to the U.S. dollar. Further, high correlation of movements in the value of the basket currencies relative to the U.S. dollar could adversely affect your return on the Securities during periods of depreciation of the basket currencies relative to the U.S. dollar. Changes in the correlation of the basket currencies may adversely affect the market value of, and return on, your Securities.

♦There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying basket will rise or fall and there can be no assurance that the final basket level will be equal to or greater than the initial basket level or downside threshold. The final basket level will be influenced by complex and interrelated political, economic, financial and other factors that affect the basket currencies. You should be willing to accept the risks of owning equities in general and the basket currencies in particular, and the risk of losing some or almost all of your initial investment.

Estimated Value Considerations

♦The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the level and volatility of the basket currencies, the correlation among the basket currencies, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.

♦The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Basket and Basket Currencies — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Securities and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Economic and market factors affecting the terms and market price of Securities prior to maturity — Because structured notes, including the Securities, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. These factors include the spot rates of the basket currencies; the volatility of such spot rates; the correlation among the spot rates of the basket currencies; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Securities and the factors discussed under “— Risks Relating to Hedging Activities and Conflicts of Interest — Potential conflicts of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any basket currency, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of any basket currency may adversely affect the spot rate of that basket currency (and, therefore, the performance of the underlying basket) and, therefore, the market value of, and return on, the Securities.

♦Potential conflicts of interest — There are potential conflicts of interest between you, as a holder of the Securities, and the calculation agent, which will be an affiliate of UBS. The calculation agent can postpone the determination of, or in certain circumstances may determine the, initial spot rate, spot rate or final spot rate of a basket currency if a market disruption event occurs or is continuing on that day with respect to such basket currency. As UBS determines the economic terms of the Securities, including the upside gearing and downside threshold (and corresponding buffer), and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay a total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the market value of, and return on, the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying basket.

♦The calculation agent can postpone the determination of the spot rate, and in certain circumstances determine the spot rate, if a market disruption event occurs with respect to a basket currency — If the calculation agent determines that a market disruption event has occurred or is continuing on the trade date or the final valuation date, such date for the affected basket currency will be postponed until the first currency business day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead use the spot rate on the currency business day following the date on which no market disruption event occurs or is continuing with respect to such basket currency, as described further under “Additional Information About the Securities — Market Disruption Events” herein.

If such date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the applicable date of determination. If the spot rate is not available on the last possible day that qualifies as the applicable date of determination, either because of a market disruption event or for any other reason, the calculation agent will determine the spot rate for the applicable basket currency, taking into consideration all available information that it in good faith deems relevant, as described under “Additional Information About the Securities — Market disruption events” herein.

Further, if a basket currency is converted into another currency, or another currency is substituted for a basket currency (in each case, the “new currency”) pursuant to applicable law or regulation (the “relevant law”), such basket currency shall be substituted by the new currency for all purposes of the Securities at the conversion rate prescribed in the relevant law at the time of such substitution. The occurrence of these events and the consequent adjustments may materially and adversely affect the market value of, and return on, the Securities. See “Additional Information About the Securities — Market disruption events” herein.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.

♦The Securities are not bank deposits — An investment in the Securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Securities have different yield, and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder — The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Securities, into equity (a “debt-to-equity swap”), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Securities. Prior to any debt-to-equity swap or write-off with respect to any Securities, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Securities; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Securities will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Securities. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Securities, the price or value of their investment in the Securities and/or the ability of UBS to satisfy its obligations under the Securities and could lead to holders losing some or all of their investment in the Securities.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Securities may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Securities and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Securities or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Securities?” herein.

Hypothetical Examples and Return Table of the Securities at Maturity

The below examples and table are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the final pricing supplement.

The examples and table below illustrate the payment at maturity for a $1,000.00 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000.00
Term:	Approximately 12 months
Initial Basket Level:	100.00
Downside Threshold:	95.00 (95.00% of the Initial Basket Level)
Upside Gearing:	1.10
Buffer:	5.00%
Range of Basket Return:	-200.00% to 100.00%

Example 1: The Basket Return is 5.00%.

Because the basket return is positive (meaning that the basket currencies as a whole have appreciated relative to the U.S. dollar), the payment at maturity per Security will be calculated as follows:

$1,000.00 × (1 + Basket Return × Upside Gearing)

=$1,000.00 × (1 + 5.00% × 1.10)

= $1,000 × (1 + 5.50%)
= $1,055.00 per Security (5.50% total return).

Example 2: The Basket Return is 20.00%.

Because the basket return is positive (meaning that the basket currencies as a whole have appreciated relative to the U.S. dollar), the payment at maturity per Security will be calculated as follows:

$1,000.00 × (1 + Basket Return × Upside Gearing)

=$1,000.00 × (1 + 20.00% × 1.10)

=$1,000.00 × (1 + 22.00%)
= $1,220.00 per Security (22.00% total return).

Example 3: The Basket Return is -5.00% and the Final Basket Level is equal to or greater than the Downside Threshold.

Because the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, the payment at maturity per Security will be equal to the principal amount of $1,000.00 (0.00% total return).

Example 4: The Basket Return is -60.00% and the Final Basket Level is less than the Downside Threshold.

Because the basket return is negative (meaning that the basket currencies as a whole have depreciated relative to the U.S. dollar) and the final basket level is less than the downside threshold, the payment at maturity per Security will be less than the principal amount, calculated as follows:

$1,000.00 × [1 + (Basket Return + Buffer)]

=$1,000.00 × [1 +(-60.00% + 5.00%)]

= $450.00 per Security (55.00% loss).

In this scenario, you will suffer a percentage loss on your initial investment equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment.

Example 5: The Basket Return is -200.00% and the Final Basket Level is less than the Downside Threshold.

Because the basket return is negative (meaning that the basket currencies as a whole have depreciated relative to the U.S. dollar) and the final basket level is negative, the payment at maturity per Security will be $50.00 (95.00% loss).

In this scenario, you will lose almost all of your initial investment. In no event will the payment at maturity be less than $50.00, subject to the creditworthiness of UBS.

Underlying Basket		Payment and Return at Maturity
Final Basket Level	Basket Return	Payment at Maturity	Security Total Return at Maturity
200.00	100.00%	$2,100.00	110.00%*
150.00	50.00%	$1,550.00	55.00%
140.00	40.00%	$1,440.00	44.00%
130.00	30.00%	$1,330.00	33.00%
120.00	20.00%	$1,220.00	22.00%
110.00	10.00%	$1,110.00	11.00%
105.00	5.00%	$1,055.00	5.50%
100.00	0.00%	$1,000.00	0.00%
97.00	-3.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$950.00	-5.00%
80.00	-20.00%	$850.00	-15.00%
70.00	-30.00%	$750.00	-25.00%
60.00	-40.00%	$650.00	-35.00%

50.00	-50.00%	$550.00	-45.00%
25.00	-75.00%	$300.00	-70.00%
0.00	-100.00%	$50.00	-95.00%
-25.00	-125.00%	$50.00	-95.00%
-50.00	-150.00%	$50.00	-95.00%
-100.00	-200.00%	$50.00	-95.00%

* Represents the maximum payment at maturity per Security due to the effective cap on the basket currency returns of 100.00%.

How the Basket Currency Return Formulas Work

Each basket currency return reflects the return of a basket currency relative to the U.S. dollar from the initial spot rate to the final spot rate, calculated using the formula set forth under “Basket Currency Return” on page 2 herein. While each basket currency return for purposes of the Securities is determined using such formula, there are other reasonable ways to determine the return of a basket currency relative to the U.S. dollar that would provide different results. For example, another way to calculate the return of a basket currency relative to the U.S. dollar would be to calculate the return that would be achieved by converting U.S. dollars into that basket currency at the initial spot rate on the trade date and then, on the final valuation date, converting back into U.S. dollars at the final spot rate. In this document, we refer to the return of a basket currency relative to the U.S. dollar calculated using that method, which is not used for purposes of the Securities, as a “conversion return.”

As demonstrated in the table below, under the basket currency return formula, any appreciation of a basket currency relative to the U.S. dollar will be diminished, as compared to a conversion return, while any depreciation of a basket currency relative to the U.S. dollar will be magnified, as compared to a conversion return. In addition, the diminishing effect on any appreciation of a basket currency relative to the U.S. dollar increases as such basket currency return increases, and the magnifying effect on any depreciation of a basket currency relative to the U.S. dollar increases as its basket currency return decreases. Accordingly, your return on the Securities may be less than that of an investment in similar securities that effected conversion returns or if you effected conversion returns through a direct investment in the basket currencies. Further, although the basket currency return formula effectively limits the positive contribution of each basket currency return to 100.00% but does not limit the negative contribution of any basket currency return. The table below also demonstrates that a severe depreciation of the Japanese Yen relative to the U.S. dollar more than offsets the appreciation of the other basket currencies relative to the U.S. dollar, resulting in a loss on your initial investment.

Basket Currency	Hypothetical Initial Spot Rate	Hypothetical Final Spot Rate	Basket Currency Return	Conversion Return
Australian dollar (AUD)	1.50	1.43	4.67%	4.90%
British pound sterling (GBP)	0.85	0.64	24.71%	32.81%
Japanese yen (JPY)	145.00	435.00	-200.00%	-66.67%
Swiss franc (CHF)	0.75	0.74	1.33%	1.35%
Basket Return:			-42.32%	-6.90%

Investing in the Securities involves significant risks. You may lose some or almost all of your initial investment. Specifically, if the final basket level is less than the downside threshold, you will lose a percentage of your principal amount equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Securities and you could lose all of your initial investment.

Information About the Underlying Basket and the Basket Currencies

All disclosures contained in this document regarding the underlying basket and basket currencies is derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying basket and basket currencies. You should make your own investigation into the underlying basket and basket currencies.

Included on the following pages is a brief description of the underlying basket and basket currencies. This information has been obtained from publicly available sources. Set forth below are graphs that illustrate the past performance for each of the basket currencies and a hypothetical past performance of the underlying basket. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the basket currencies as an indication of future performance.

The Underlying Basket

Because the underlying basket is a newly created basket and its level will begin to be calculated only on the trade date, there is no actual historical information about the basket closing levels as of the date hereof. Therefore, the hypothetical basket closing levels of the underlying basket below are calculated based on publicly available information for each basket currency as reported by Bloomberg without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The hypothetical basket closing level has fluctuated in the past and may, in the future, experience significant fluctuations. Any hypothetical historical upward or downward trend in the basket closing level during any period shown below is not an indication that the underlying basket is more or less likely to increase or decrease at any time during the term of the Securities.

Hypothetical Historical Basket Levels

The graph below illustrates the hypothetical performance of the underlying basket from January 1, 2020 through April 11, 2025, based on the daily spot rates of the basket currencies, assuming the basket closing level was 100 on January 1, 2020. Past hypothetical performance of the underlying basket is not indicative of the future performance of the underlying basket.

Basket Closing Level

Australian dollar (AUD)

The spot rate with respect to the Australian dollar is expressed as a number of Australian dollar per one U.S. dollar. The spot rate decreases when the Australian dollar appreciates relative to the U.S. dollar and increases when the Australian dollar depreciates relative to the U.S. dollar.

Historical Information

The graph below illustrates the spot rate of the basket currency from January 1, 2015 through April 11, 2025 based on the daily spot rates as reported by Bloomberg, without independent verification. Past performance of the basket currency relative to the U.S. dollar is not indicative of the future performance of the basket currency relative to the U.S. dollar during the term of the Securities.

British pound sterling (GBP)

The spot rate with respect to the British pound sterling is expressed as a number of British pound sterling per one U.S. dollar. The spot rate decreases when the British pound sterling appreciates relative to the U.S. dollar and increases when the British pound sterling depreciates relative to the U.S. dollar.

Historical Information

The graph below illustrates the spot rate of the basket currency from January 1, 2015 through April 11, 2025 based on the daily spot rates as reported by Bloomberg, without independent verification. Past performance of the basket currency relative to the U.S. dollar is not indicative of the future performance of the basket currency relative to the U.S. dollar during the term of the Securities.

Japanese yen (JPY)

The spot rate with respect to the Japanese yen is expressed as a number of Japanese yen per one U.S. dollar. The spot rate decreases when the Japanese yen appreciates relative to the U.S. dollar and increases when the Japanese yen depreciates relative to the U.S. dollar.

Historical Information

The graph below illustrates the spot rate of the basket currency from January 1, 2015 through April 11, 2025 based on the daily spot rates as reported by Bloomberg, without independent verification. Past performance of the basket currency relative to the U.S. dollar is not indicative of the future performance of the basket currency relative to the U.S. dollar during the term of the Securities.

Swiss franc (CHF)

The spot rate with respect to the Swiss franc is expressed as a number of Swiss franc per one U.S. dollar. The spot rate decreases when the Swiss franc appreciates relative to the U.S. dollar and increases when the Swiss franc depreciates relative to the U.S. dollar.

Historical Information

The graph below illustrates the spot rate of the basket currency from January 1, 2015 through April 11, 2025 based on the daily spot rates as reported by Bloomberg, without independent verification. Past performance of the basket currency relative to the U.S. dollar is not indicative of the future performance of the basket currency relative to the U.S. dollar during the term of the Securities.

What Are the Tax Consequences of the Securities?

The U.S. federal income tax consequences of your investment in the Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Some of these tax consequences are summarized below, but we urge you to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS. This discussion replaces the U.S. federal income tax discussions in the accompanying prospectus.

General. This discussion, other than the section below entitled “Non-U.S. Holders”, applies to you only if you are a U.S. Holder, the original investor in the Securities and you hold your Securities as capital assets within the meaning of Section 1221 of the Code for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

♦a dealer in securities or currencies,

♦a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

♦a financial institution or a bank,

♦a regulated investment company or a real estate investment trust or a common trust fund,

♦a life insurance company,

♦a tax-exempt organization or an investor holding the securities in a tax-advantaged account (such as an “individual retirement account” or “Roth IRA”),as defined in Section 408 of the Code or Section 408A of the Code, respectively,

♦a person that owns Securities as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the Securities or a “wash sale” with respect to the Securities or the basket currencies, or

♦a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

You are a U.S. holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the U.S., (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Securities.

U.S. Tax Treatment. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Securities as prepaid derivative contracts with respect to the underlying basket. If your Securities are so treated, you should generally recognize gain or loss upon the taxable disposition of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. The gain or loss would generally be ordinary gain or loss unless you make the election described below.

You may elect to treat the gain or loss that you recognize with respect to your Securities as capital gain or loss. You may make such an election by clearly identifying your Securities as subject to such election in your books and records on the date that you acquire your Securities. If the election is effective, such capital gain or loss will generally be long term capital gain or loss at maturity or if you have held your Securities for more than one year at the time of sale. You must further verify your election by attaching a statement to your income tax return which must (i) set forth a description and date of the election, (ii) state that the election was entered into before the close of the date that you acquired your Securities, (iii) describe your Securities and state the date on which the Securities were exercised, sold or exchanged, (iv) state that your Securities were never part of a “straddle” as defined in Section 1092 of the Code and (v) state that all transactions subject to the election are included on the statement. Alternatively, you will be treated as having satisfied the election and verification requirements if you acquire, hold and dispose of your Securities in an account with an unrelated broker or dealer and the following requirements are met: (i) only transactions entered into on or after the date that the account was established may be recorded in the account, (ii) transactions involving the Securities are entered into the account on the date the transactions are entered into and (iii) the broker or dealer provides you with a statement detailing the transactions conducted through the account and includes in such statement the following language: “Each transaction identified in this account is subject to the election set forth in Section 988(a)(1)(B).” Your election may not be effective if you do not comply with the election and verification requirements.

To make this election, you must, in accordance with detailed procedures set forth in the regulations under Section 988 and summarized above, either (a) clearly identify the Securities on your books and records on the date you acquire them as being subject to such election and file the relevant statement verifying such election with your federal income tax return or (b) otherwise obtain an independent verification of the election. Assuming the election is available, if you make a valid election before the close of the day on which you acquire your Securities, your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or maturity you have held the Securities for more than one year. The deductibility of capital losses is subject to certain limitations. You should consult your tax advisor regarding the advisability, availability, mechanics and consequences of a Section 988 election.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially and adversely from the treatment described above.

Alternative Treatments. Although we intend to treat each Security described in this section as a prepaid derivative as described above, there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization of Securities with terms that are substantially the same as those of the Securities described in this section. Therefore, it is possible that the IRS could seek to characterize the Securities in a manner that results in tax consequences that are materially different from those described above. If the IRS were successful in asserting an alternative treatment of the Securities, the timing and character of income on the Securities could differ materially and adversely from our description herein.

For example, in 2008, the IRS also issued a revenue ruling holding that a financial instrument that in form resembled a U.S. dollar denominated derivative contract where the return was based exclusively by reference to the difference between U.S. dollar value of Euros at issuance and at maturity, and a market interest rate in respect of Euros was a Euro-denominated debt instrument. In general, the IRS indicated that a financial instrument all the payments of which are determined by reference to a single currency can be debt, notwithstanding the fact that (i) all payments due under the instrument are made in a U.S. dollars and (ii) the amount of U.S. dollars that the issuer pays at maturity may be less than the amount of U.S. dollars that was initially advanced. The Securities are distinguishable in meaningful respects from the instrument described in the ruling. If, however, the scope of the ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Further, the IRS, for example, might assert that Section 1256 of the Code should apply to your Securities or a portion of your Securities. If Section 1256 were to apply to your Securities, gain or loss recognized with respect to your Securities (or a portion of your Securities) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark your Securities (or a portion of your Securities) to market at the end of each year (i.e., recognize income as if the Securities or the relevant portion of the Securities had been sold for fair market value).

Holders should consult their tax advisors as to the tax consequences of such characterization and any possible alternative characterizations of the Securities for U.S. federal income tax purposes.

Except to the extent otherwise required by law, UBS intends to treat your Securities for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Securities.

Non-U.S. Holders. Subject to “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Gain realized from the taxable disposition of a Security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Additional Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through the Depository Trust Company (“DTC”). Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

Market Disruption Events

With respect to each basket currency, the calculation agent will determine the initial spot rate on the trade date and the final spot rate on the final valuation date. If the calculation agent determines that, on any such date with respect to a basket currency, a market disruption event has occurred or is continuing, the affected date may be postponed by up to fourteen calendar days for such basket currency. If such a postponement occurs, the calculation agent will determine the initial spot rate or the final spot rate by reference to the spot rate on the currency business day following the date on which no market disruption event occurs or is continuing. In no event, however, will any such date be postponed by more than fourteen calendar days. If the affected date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day with respect to such basket currency, the calculation agent will determine the spot rate for such basket currency on the first succeeding currency business day. In such an event, the calculation agent will determine the spot rate for such basket currency taking into consideration all available information that it in good faith deems relevant.

If the calculation agent postpones the trade date or the final valuation date, then the applicable payment date will also be postponed to maintain the same number of business days between such relevant dates as existed prior to such postponement.

Notwithstanding the occurrence of one or more of the events below, which may constitute a market disruption event, the calculation agent may waive its right to postpone a date of determination or determine the spot rate if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the spot rate or the final spot rate, as applicable, with respect to any such date.

A market disruption event for a particular basket currency will not necessarily be a market disruption event for another basket currency. If, on the originally scheduled date, no market disruption event with respect to a particular basket currency occurs or is continuing, then the determination of the spot rate for such basket currency will be made on the originally scheduled date of determination, irrespective of the occurrence of a market disruption event with respect to one or more of the other basket currencies.

Any of the following will be a market disruption event with respect to a basket currency, in each case as determined by the calculation agent:

●the failure by the relevant price source (as specified on page 2 and “Underlying Basket” herein) to announce or publish the spot rate (or the information necessary for determining the spot rate);

●the temporary or permanent discontinuance or unavailability of the spot rate from the relevant price source;

●any day that is not a currency business day with respect to the basket currency, and the market was not aware of such fact (by means of a public announcement or by reference to other publicly available information) until a time later than 9:00 a.m. local time in the principal financial center(s) of the basket currency two currency business days prior to the scheduled date of determination; or

●any event that materially impairs the ability of market participants in general to effect transactions in or obtain market values for the spot rate or futures or options contracts relating to the spot rate.

Notwithstanding the above, if the basket currency is converted into another currency, or another currency is substituted for the basket currency (in each case, the “new currency”), pursuant to applicable law or regulation (the “relevant law”), the calculation agent will instead substitute the new currency as the basket currency for all purposes of the Securities at the conversion rate prescribed in the relevant law at the time of such substitution, and make any required adjustment to the initial spot rate, final spot rate and/or any other relevant term, as applicable, and thereafter will determine any amount payable on the Securities by reference to the new currency and such adjusted terms.

The occurrence of these events and the consequent adjustments may materially and adversely affect the market value of, and return on, the Securities.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right with respect to your Securities, the redemption price of the Securities will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your Securities is accelerated, we will pay the Default Amount in respect of the principal of your Securities at maturity. We describe the Default Amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding Principal Amount of the Securities as the outstanding Principal Amount of the series of Securities constituted by that Note. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B holders of specified percentages in Principal Amount of all Medium-Term Notes, Series B together in some cases with other series of our debt Securities, will be able to take action affecting all the Medium-Term Notes, Series B including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification and Waiver of Covenants”.

Default Amount

The “Default Amount” for your Securities on any day will be an amount, in U.S. dollars for the principal of your Securities, equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Securities. That cost will equal:

●the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking; plus

●the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for your Securities, which we describe below, the holders of your Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Default Amount.

Default Quotation Period

The “Default Quotation Period” is the period beginning on the day the Default Amount first becomes due and ending on the third Business Day after that day, unless:

●no quotation of the kind referred to above is obtained; or

●every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the Default Amount at any time, a “Qualified Financial Institution” means a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

●A-1 or higher by Standard & Poor’s or any successor, or any other comparable rating then used by that rating agency; or

●P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Currency Business Day

A “currency business day” with respect to a basket currency means a day, as determined by the calculation agent, on which (a) dealings in foreign currency in accordance with the practice of the foreign exchange market occur in the City of New York and the principal financial center for such underlying currency (with respect to the Australian dollar, Sydney, Australia; with respect to the British pound sterling, London, United Kingdom; with respect to the Japanese yen, Tokyo, Japan; and with respect to the Swiss franc, Zurich, Switzerland), and (b) banking institutions in the City of New York and that principal financial center are not otherwise authorized or required by law, regulation or executive order to close.

Business Day

When we refer to a business day with respect to the Securities, we mean a day that is a business day of the kind described in the “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus.

Manner of Payment

Any payment on your Securities will be made to accounts designated by you or the holder of your Securities and approved by us, or at the office of the trustee in New York City, but only when your Securities are surrendered to the trustee at that office. We may also make any payment in accordance with the applicable procedures of DTC (or any successor depositary).

Role of Calculation Agent

UBS Securities LLC will serve as the calculation agent (the “calculation agent”). We may change the calculation agent after the original issue date of the Securities without notice. The calculation agent will make all determinations regarding the amounts payable in respect of your Securities at maturity, the coupon barrier level, the threshold level, the maturity date, contingent payments and all other determinations or adjustments with respect to the Securities, in its sole discretion. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

The booking branch is UBS AG London Branch.

Currency of Securities

The specified currency for your Securities will be U.S. dollars.

Use of Proceeds and Hedging

The net proceeds from the offering of the Securities will be used to provide funding for our operations and other general corporate purposes as described in the accompanying prospectus under “Use of Proceeds”. We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we and/or our affiliates expect to enter into hedging transactions involving purchases and sales of interest rate-linked instruments, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments prior to, on or after the applicable pricing date. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. Consequently, with regard to your Securities, from time to time, we and/or our affiliates may:

●acquire or dispose of long or short positions in foreign-exchange-linked instruments;

●acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on exchange rates;

●acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of exchange rates; or

●any combination of the above.

We and/or our affiliates may close out our or their hedge position relating to the Securities during the term of your Securities. That step may involve sales or purchases of the instruments described above. No holder of the Securities will have any rights or interest in our or any affiliates’ hedging activity or any positions we or our affiliates may take in connection with any hedging activity.

We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In connection with the sale of the Securities, we and/or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of Securities before, on and after the pricing date of the Securities. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates.

We and/or our affiliates may acquire a long or short position in Securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those Securities.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time and payment on the Securities, including any payment at maturity. See “Risk Factors” in this document for a discussion of these adverse effects.

Certain ERISA Considerations

We, UBS Financial Services Inc., UBS Securities LLC and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Securities by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Securities by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of Securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Securities, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Securities is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption and that the purchase, holding and, if applicable, subsequent disposition of the Securities will not constitute or result in a non-exempt prohibited transaction. In addition, any such Plan also will be deemed to have represented that none of us, UBS Securities LLC or any other of our affiliates is a fiduciary in connection with the acquisition, holding and disposition of the Securities, or as a result of the exercise by us or our affiliates of any rights in connection with the Securities.

In addition to the prohibited transaction considerations noted above, ERISA and the regulations promulgated thereunder by the U.S. Department of Labor, as modified by Section 3(42) of ERISA (the “plan asset regulations”), provide that if a covered plan invests in an “equity interest” of an entity that is neither a “publicly-offered security” (as defined in the plan asset regulations) nor a security issued by an investment company registered under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), the covered plan’s assets will include both the equity interest and an undivided interest in each of the entity’s underlying assets, unless it is established that the entity is an “operating company” or that “benefit plan investors” (within the meaning of the plan asset regulations) own less than 25% of the total value of each class of equity interests in the entity. An “operating company” is defined under the plan asset regulations as an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. It is not anticipated that the Securities will constitute “publicly-offered securities” or that we will register under the Investment Company Act, and we will not monitor whether “benefit plan investors” will own 25% or more of the total value of any class of equity interests in UBS. That said, while no assurance can be given, we believe that we should qualify as an “operating company” within the meaning of the plan asset regulations. If the underlying assets of UBS were deemed to be “plan assets” of a covered plan, this would result, among other things, in the application of the prudence and other fiduciary responsibility standards of ERISA to activities engaged in by us and the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Code

Any person proposing to acquire any Securities on behalf of a Plan should consult with counsel regarding the applicability of ERISA and Section 4975 of the Code thereto, including but not limited to the prohibited transaction rules and the applicable exemptions.

The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 4 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition on Sales to EEA Retail Investors — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition on Sales to UK Retail Investors — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Security Offering	i
Additional Information About UBS and the Securities	ii
Investor Suitability	1
Preliminary Terms	2
Underlying Basket	3
Investment Timeline	4
Key Risks	5
Hypothetical Examples and Return Table of the Securities at Maturity	10
Information About the Underlying Basket and the Basket Spot Rates	12
What Are the Tax Consequences of the Securities?	23
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	25

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	6
Where You Can Find More Information	7
Presentation of Financial Information	8
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	8
UBS AG	8
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	48
Legal Ownership and Book-Entry Issuance	65
Considerations Relating to Indexed Securities	69
Considerations Relating to Floating Rate Securities	72
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	75
U.S. Tax Considerations	77
Tax Considerations Under the Laws of Switzerland	88
Benefit Plan Investor Considerations	90
Plan of Distribution	92
Validity of the Securities	95
Experts	95

$•

UBS AG

Buffer GEARS

due on or about April 30, 2026

Preliminary Pricing Supplement dated April 15, 2025

(To Prospectus dated February 6, 2025)

UBS Investment Bank

UBS Financial Services Inc.